SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G

     Information Statement Pursuant To Rules 13d-1 And 13d-2
          Under the Securities and Exchange Act of 1934
                       (Amendment No. 4)*


                  General Dynamics Corporation
                        (Name of Issuer)


                           Common Stock
                 (Title of Class of Securities)


                           369550 10 8
                         (CUSIP Number)



Check the following box if a fee is being paid with the statement
[ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)




____________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                (Continued on following page(s))

                       Page 1 of 12 Pages

CUSIP No. 369550 10 8          13G             Page 2 of 12 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Warren E. Buffett    ###-##-####

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               United States Citizen

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               4,963,703 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               4,963,703 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               4,963,703 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares*
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               7.9% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*
               IN

CUSIP No. 369550 10 8          13G             Page 3 of 12 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Berkshire Hathaway Inc.    04-2254452

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Delaware Corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               4,963,703 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               4,963,703 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               4,963,703 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares*
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               7.9% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*
               HC, CO

CUSIP No. 369550 10 8          13G             Page 4 of 12 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               National Indemnity Company    47-0355979

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska Corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               4,208,103 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               4,208,103 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               4,208,103 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares*
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               6.7% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*
               IC, CO

CUSIP No. 369550 10 8          13G             Page 5 of 12 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

         National Fire and Marine Insurance Company    47-6021331

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska Corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               755,600 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               755,600 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               755,600 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares*
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               1.2% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*
               IC, CO

CUSIP No. 369550 10 8          13G             Page 6 of 12 Pages

Item 1(a). Name of Issuer:

                General Dynamics Corporation


Item 1(b). Address of Issuer's Principal Executive Offices:

                3190 Fairview Park Drive
                Falls Church, Virginia 22042


Item 2(a). Name of Persons Filing:
Item 2(b). Address of Principal Business Office:
Item 2(c). Citizenship:

                Warren E. Buffett
                1440 Kiewit Plaza
                Omaha, Nebraska 68131
                (United States Citizen)

                Berkshire Hathaway Inc.
                1440 Kiewit Plaza
                Omaha, Nebraska 68131
                (Delaware Corporation)

                National Indemnity Company
                3024 Harney Street
                Omaha, Nebraska 68131
                (Nebraska Corporation)

                National Fire and Marine Insurance Company
                3024 Harney Street
                Omaha, Nebraska 68131
                (Nebraska Corporation)


Item 2(d). Title of Class of Securities:

                Common Stock

CUSIP No. 369550 10 8          13G             Page 7 of 12 Pages

Item 2(e). CUSIP Number:

                369550 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


      (a)      [ ]  Broker or Dealer registered under Section 15
                    of the Act:

                         Not applicable

      (b)      [ ]  Bank as defined in Section 3(a)(6) of the
                    Act:

                         Not applicable

      (c)      [X]  Insurance Company as defined in Section
                    3(a)(19) of the Act:

                       National Indemnity Company
                       National Fire and Marine Insurance Company

      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act:

                         Not applicable

      (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:

                         Not applicable

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
               Retirement Income Security Act of 1974 or
               Endowment Fund:

                         Not applicable

      (g)  [X] Parent Holding Company, in accordance with Rule
               13d-1(b)(ii)(G):

                         Berkshire Hathaway Inc.
                         Warren E. Buffett (individual who may be deemed to control Berkshire Hathaway
                         Inc.)

      (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                         Not applicable.

CUSIP No. 369550 10 8          13G             Page 8 of 12 Pages

Item 4.  Ownership

         Warren E. Buffett

         (a)   Amount Beneficially Owned:  4,963,703 shares
               Common Stock.

         (b)   Percent of Class:  7.9% of Common Stock.**

         (c)   Number of shares as to which such person has:

               (i)       sole power to vote or to direct the
                         vote:  none.

               (ii)      shared power to vote or to direct the
                         vote:  4,963,703 Shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

               (iv) shared power to dispose or to direct the disposition of: 4,963,703 Shares Common
                         Stock.

         Berkshire Hathaway Inc.

         (a)   Amount Beneficially Owned:  4,963,703 shares
               Common Stock

         (b)   Percent of Class:  7.9% of Common Stock.**

         (c)   Number of shares as to which such person has:

               (i)       sole power to vote or to direct the
                         vote:  none.

               (ii)      shared power to vote or to direct the
                         vote:  4,963,703 Shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

               (iv) shared power to dispose or to direct the disposition of: 4,963,703 Shares Common
                         Stock.

CUSIP No. 369550 10 8          13G             Page 9 of 12 Pages

         National Indemnity Company

         (a)   Amount Beneficially Owned:  4,208,103 shares
               Common Stock.

         (b)   Percent of Class:  6.7% of Common Stock.**

         (c)   Number of shares as to which such person has:

               (i)       sole power to vote or to direct the
                         vote:  none.

               (ii)      shared power to vote or to direct the
                         vote:  4,208,103 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

               (iv) shared power to dispose or to direct the disposition of: 4,208,103 shares Common
                         Stock.

         National Fire and Marine Insurance Company

         (a)   Amount Beneficially Owned:  755,600 shares Common
               Stock

         (b)   Percent of Class:  1.2% of Common Stock.**

         (c)   Number of shares as to which such person has:

               (i)       sole power to vote or to direct the
                         vote:  none.

               (ii)      shared power to vote or to direct the
                         vote:  755,600 Shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

               (iv) shared power to dispose or to direct the disposition of: 755,600 Shares Common
                         Stock.

____________________

**  Percentages based on 62,979,722 shares of the Issuer's Common
Stock outstanding as of October 29, 1995 according to the Issuer's report on Form 10Q for the quarter ended October 1, 1995.

CUSIP No. 369550 10 8          13G            Page 10 of 12 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

               No person other than as described in Item 4 is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.


Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company.

               See Item 3(c) and Exhibit A.


Item 8.  Identification and Classification of Members of the
         Group.

               Not applicable.


Item 9.  Notice of Dissolution of Group.

               Not applicable.


Item 10. Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 369550 10 8          13G            Page 11 of 12 Pages

                            SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 1996.



                                   /s/ Warren E.Buffett
                                   Warren E. Buffett


                                   BERKSHIRE HATHAWAY INC.
                                   NATIONAL INDEMNITY COMPANY
                                   NATIONAL FIRE AND MARINE
                                     INSURANCE COMPANY


                                   By: /s/ Warren E. Buffett
                                        Warren E. Buffett

                                   Chairman of the Board of
                                   each of the above named
                                   corporations

CUSIP No. 369550 10 8          13G            Page 12 of 12 Pages

                            EXHIBIT A

         RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY


Parent Holding Company:

          Berkshire Hathaway Inc.

          Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)


Relevant Subsidiaries Which Are Insurance Companies as Defined in
Section 3(a)(19) of the Act:

          National Indemnity Company
          National Fire and Marine Insurance Company


Note: No Common Stock of General Dynamics Corporation is held directly by Berkshire Hathaway Inc. Other than the indirect holdings of Berkshire Hathaway Inc., no Common Stock of General Dynamics Corporation is held directly or indirectly by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc.